Exhibit 99.1
WSB FINANCIAL GROUP, INC. Conference Call
Monday, October 29, 2007, 2:00 pm PDT
Operator:
Good afternoon and thank you for standing by. Welcome to the WSB Financial Group Conference Call. At this time, all participants are in a listen-only mode. Following the presentation we will conduct a question-and-answer session, instructions will be provided at that time for you to queue up for questions. I would like to remind everyone that this conference call is being recorded on Monday October 29, 2007 at 2:00 pm Pacific time. I will now turn the conference over to Mr. David Johnson, President and CEO. Please go ahead, sir.
Dave:
Thank you for joining us for this conference call and we appreciate your participation.
Before we get started, I need to remind you that this call may contain forward-looking statements that are within the meaning of the Federal Securities Safe Harbor laws. Actual results and the timing of certain events could differ materially from those projected in any forward-looking statements due to a number of factors. Specific factors include, among others, regulatory actions, credit quality, mortgage and business loan production, our ability to attract low-cost deposits, net interest margin expectations, risks associated with growing the bank, interest rate exposure, and general economic conditions. WSB Financial is under no obligation to update this information as future events or developments take place that may change these forward-looking statements.
With that said, I’d like also to let you know that with me today are Lou Weir, our Chairman, and Jim Lemery, who we have retained to work with us on a consulting basis. We are excited about having Jim join our team to help fill in during this time and while Mark Freeman, our CFO, is on health leave. Jim has significant experience as a Chief Financial Officer in community banking, and as a CPA here in the Puget Sound area. Just to give you a bit about his background, Jim has more than 25 years of experience in banking. In addition to serving as CFO for Southwest Community Bancorp, a publicly held bank holding company with assets of $657 million prior to its acquisition by Placer Sierra Bancorp, Jim was CFO for First National Bank and for Torrey Pines Group and Torrey Pines Bank. He started his career in finance as a Certified Public Accountant at the Seattle office of Haskins and Sells, now a part of Deloitte Touche. A native of Montana, Jim earned a Bachelor of Arts and Masters of Business Administration degrees from Washington State University. I am looking forward to working with him.
Now, I’d like to give you a little more background on what has been happening here at the bank, and what steps we are taking to address the concerns of our investors, regulators and others. We believe that most of our issues surround identified concerns within our loan portfolio. We have made good progress on our internal loan review and in addition to retaining Jim, we also are in the process of hiring a national accounting firm to conduct an independent audit of our loan portfolio, and are interviewing a candidate with significant commercial lending management experience to assist our chief lending officer in the assessment, developing of action plans and refinement of systems as they relate to loans and loan processing.
So let’s step back and review the past few months and the events that have transpired.
As part of their regular exam this spring, the Washington State Department of Financial Institutions indicated concern with a handful of our construction loans that were in the portfolio, whose ultimate takeout strategy contained a fully underwritten, secondary market takeout loan that was predicated on a “stated income” loan—in other words the borrowers had not documented their income. These loans, which are typically interest-only during construction, were performing, but the ability to document the borrowers’ repayment ability was not evident. We deployed lending management to look into the loans and met with the borrowers and inspected the construction projects. It was assessed that the risk to the bank was primarily construction risk, as we had takeout commitments in hand. Shortly thereafter, Countrywide, who had provided the commitments, withdrew the entire program.

This change in Countrywide’s policy is very important, because when we were making this type of loan, we thought we had a very good exit strategy and had been successfully executing this type of loan without incident. When the secondary market dried up for these loans, we had to go back and reassess our position. We specifically looked at the borrowers’ ability to obtain permanent financing following the completion of construction or to sell the homes. Obviously, we are not the only bank that is being affected by this change from Countrywide.
We immediately stopped approving any secondary market lending activities with stated income documentation and required that all further loans be supported by full documentation for income. So we have not made any stated income loans since April.
Most of the loans in question are for high-end custom construction homes to owner occupants, who in many cases are acting as their own general contractor. Many of the borrowers are in the construction trades. While the borrowers indicated that their intentions were to live in the homes once they were completed, on closer review, we felt it was unlikely in many cases that the borrowers could service the long term loans on the properties, and that these loans were really more of a spec situation where they would sell the home as quickly as possible.

And most if not all of these particular loans were made by the single loan officer who is no longer with the bank.
Of our Construction and Development portfolio, the loans in question total 146 loans to about 135 borrowers for a total currently outstanding of roughly $90 million, which is an average of $616,000 per home. If all of these loans were fully funded, the total per home is closer to $900,000. The homes are primarily located in South King County and Pierce County, which are markets that are still seeing appreciation. Most are relatively high-end homes, and most have views or other amenities. All of these loans are collateralized by deeds of trust on the land and improvements and were originally underwritten at about 70 to 75% loan to as-built value. These homes are in various stages of completion and in general construction is proceeding on schedule. I also want to say that we have inspected a number of these homes, and are closely monitoring the construction process and overall the workmanship of the homes inspected is good. I would characterize most, if not all the homes we have inspected recently as being of above average quality, which is important.
Also of the total loans in the portfolio, construction has not started on about ___% of the loans which are still at the raw land or permitting stage. In many cases, if these loans have matured, we are asking for additional financial information and/or collateral and if not forthcoming, we are calling these loans rather than extending additional credit. This should help minimize possible losses on these loans.
This weekend, my lending team and I began the in-depth review of these loans and we were able to get through 26 of these loans, or about 20% of the total portfolio in question. Of the 26, we identified specific impairments for 6 of the loans, based on equity, permits or other standard issues. And we also were very conservative on the valuation we gave to each project discounting them by 10 to 20% from the appraised value.
In October, the FDIC came in to do a formal follow up exam. As part of their exam process, they informed us that they were going to address the deficiencies in our lending practices and loan review and approval processes related primarily to these loans with regulatory action. But they have not told us exactly what they will do. In our 8K filing, we were required to disclose what the potential actions might be, but until we see their final ruling, we won’t know how stringent the sanctions are going to be. I think it is worth noting that the local paper wrote an article quoting Brad Williamson, the director at the bank division for the Washington Department of Financial Institutions. The quote in the paper said and I quote:
A review of the bank’s financial statements reveals it to be adequately capitalized relative to current operations. As with all Washington state chartered banks, Westsound Bank depositors are covered by federal deposit insurance. Because lack of information may cause depositors and borrowers to be unnecessarily concerned, I would like to reassure the public that Westsound Bank is continuing normal operations and management is addressing the concerns noted in the 8-K filing in the normal course of business.
I found that quote pretty reassuring, and while I don’t like the thought of regulatory sanctions at all, I am confident we will be able to deal with them. In the process, I think we will become a better bank by improving our mortgage lending procedures and by more closely monitoring our lenders going forward.
I also want to address the issue of the fraud investigation mentioned in our 8K. We are cooperating with the regulators to look into the possibilities of fraud, but as far as we know, no current employee of the bank is subject to the investigation, nor is the bank itself. The investigation is looking at one or two former employees and at third parties. We are cooperating with the investigation, not as a target of the fraud investigation but as a potential injured party.
At the same time we were reviewing our construction loan portfolio, we took a hard look at our mortgage operation. Over the past few years, this group had good sales, and contributed to company growth and earnings. As we are all well aware, the mortgage market has changed significantly this year, and we were not immune to the change. We pretty much realized that this group was not going to meet the production goals we had targeted and that achieving breakeven performance was going to be difficult in light of the current market situation. We also felt like there were good alternatives to in-house mortgage origination, primarily by utilizing other local mortgage brokerage operations. So, we decided to significantly reduce that group in size and scope. Of the 40 plus people in that division, we parted ways with approximately 33 positions, including the position of executive vice-president of sales and lending held by Brett Green. Brett has hooked up with a local mortgage company, and we have a good working relationship with him, and many of the other team members who used to be with us. In fact, he picked up quite a few of the people from our reduction in force.
Finally, I’d like to give you just a brief update on the economy in our area. Washington State’s economy continues to outperform the national averages on almost every metric. Last quarter Forbes Magazine ranked Washington State as the fifth best state in which to do business. This quarter, the Tax Foundation ranked Washington State as the 11th best state on its State Business Tax Index.
Unemployment in the state continues at historically low rates. In September, the unemployment rate was 4.3% down from 4.6% a year ago. This preliminary figure is not seasonally adjusted and reflects non-farm payroll. The employment growth in the past quarter improved with September employment growth up 3.7% year-over-year, with the largest growth in services, construction and manufacturing — the aerospace, software, engineering and education and health subcategories continue to do particularly well.
Western Washington continues to be the major driver of the state’s strong economic performance. Bremerton’s unemployment in September was only 4.2%, down from 4.6% last year. Tacoma’s unemployment rate was 4.6% down from 4.8% in September of 2006. The unemployment rate in King County is down again to 3.9% in September from 4.3% last year.
While our housing market has slowed down somewhat, we are still seeing price appreciation in most of the market, particularly at the low-end where there is the greatest demand. The Washington Center for Real Estate Research from Washington State University publishes an excellent review of the state’s housing market each quarter and you can access that report at wcrer.wsu.edu. That report shows the pace of home sales is slowing, but the median price is continuing to increase, growing 8.1% statewide from a year ago. Housing prices in Kitsap County are up 7.9%, King County is up 9.6%; Pierce County is up 5% year over year. In each of these markets, resale and building permits are down from year ago, Washington State total overall showed an 11.6% drop in sales of existing homes and a 16.1% drop in building permits.
WSB Financial and Westsound Bank are still financially strong. Based on the preliminary numbers from our call report for the third quarter, our equity capital was $65.6 million and our equity to assets ratio was 13.78%, well above the standards for well capitalized banks. Our allowance for loan losses is just under $5 million, or 1.17% of loans. And our book value per share was $11.77. We believe we have the capital to see this through and return the bank to a vibrant healthy community bank.
A lot has happened over the past few months and we recognize that there is still a lot more work to be done. We will keep you informed of the events and work to better communicate what is happening at the bank in the future. I want to specifically thank the members of our board of directors who have been very supportive. And our employees are really pulling together and showing tremendous dedication and strong morale, despite the changes going on around them. And our customers and community are very loyal and we appreciate that as well.
So now, I’ll turn the call over to the operator for questions
At close of call

Thank you all for participating today and we will be back with more information as soon as practical. We are due to report final third quarter results in November and will have more to say then. In the meantime, I just want to reiterate that we are working hard to get the information we need to fully deal with the loan portfolio and are committing the resources needed to address the situation. WSB is a strong financial institution and we are committed to this Bank. Thank you all for participating.